UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

FNDS3000 CORP

(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification Number)

4651 Salisbury Road, Suite 485

Jacksonville, Florida 32256

(Address of principal executive offices)

(904) 273-2702

(Registrant’s telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Law Offices of Stephen M. Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to the Board of Directors

On September 29, 2010, the shareholders of FNDS3000 Corp (the “Company”) holding a majority of the issued and outstanding shares of common stock of the Company voted to remove, without cause, David Fann, John Hancock, Don Headlund, Ernst Schoenbaechler and John Watson from their positions as directors, effectively immediately.

On September 30, 2010, the Board of Directors of the Company appointed Derek Mitchell as a director of the Company and reduced the size of the Board to five (5) directors. There is no understanding or arrangement between Mr. Mitchell and any other person pursuant to which Mr. Mitchell was selected as a director of the Company. Mr. Mitchell does not have any family relationship with any director, executive officer or person nominated or chosen to become a director or an executive officer. Except as described below, since January 1, 2009, Mr. Mitchell has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Since January 2000, Mr. Mitchell has served as Director of Business Affairs of International Sports Multimedia, Ltd. (“ISM”), an entertainment software company with offices in Atlanta, London and Barcelona. ISM’s commercial partners include the International Olympic Committee, the United States Olympic Committee, Union of European Football Associations, Federation Internationale de Football Association, the FA Premiere League and Fox Sports Australia. Raymond Goldsmith, the Company’s CEO and Chairman, is the founder, Chairman and CEO of ISM. Previously, he spent 20 years in various banking roles in the United Kingdom, including seven years at Harrods Bank as Senior Manager; as well as the founder of his own consultancy firm which provided strategic business counsel to companies in the United Kingdom. In addition to serving on the board of the Company, Mr. Mitchell also serves as an independent director on the boards of four UK companies.

Changes to Executive Officers

On September 30, 2010, the Board of Directors of the Company removed John Hancock, President and CEO, and John Watson, Executive Vice President, from their positions as executive officers of the Company. David Fann, Secretary of the Company, resigned as an executive officer of the Company on September 30, 2010.

On September 30, 2010, the Board of Directors of the Company appointed Raymond Goldsmith as President and CEO of the Company. There is no understanding or arrangement between Mr. Goldsmith and any other person pursuant to which Mr. Goldsmith was selected as an officer of the Company. Mr. Goldsmith does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Except as described below, since January 1, 2009, Mr. Goldsmith has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000. Mr. Goldsmith is the Chairman and CEO of Sherington Holdings, LLC (“Sherington”), which is a private investment company. Sherington has entered into several significant funding transactions with the Company and is a significant shareholder of the Company.

Prior to his appointment as President and CEO of the Company, Mr. Goldsmith served Chairman of the Board of Directors of the Company since January 6, 2009. Mr. Goldsmith is also the founder, Chairman and CEO of ISM. ISM is an entertainment software company, founded in London in 1983 as Retail Media Group and is now based in the United States with offices in Atlanta, London and Barcelona. ISM’s commercial partners include the International Olympic Committee, the United States Olympic Committee, Union of European Football Associations, Fédération Internationale de Football Association, the FA Premier League and Fox Sports Australia. Mr. Goldsmith is 59 years old.

In addition, on September 30, 2010, the Board of Directors the Company appointed Riva Smith as Secretary of the Company. There is no understanding or arrangement between Ms. Smith and any other person pursuant to which

Ms. Smith was selected as an officer of the Company. Ms. Smith does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Except as described below, since January 1, 2009, Ms. Smith has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Since 1998, Ms. Smith has served as Executive Assistant to Mr. Goldsmith in his capacity as Chairman and CEO of ISM, where she also managed the Company’s Olympic approvals and research process for North America. Ms. Smith began her professional career in the banking industry, serving as Marketing Director of two private banks in Palm Beach, Florida over a 13-year period. Ms. Smith left banking in 1994 to become Office Manager of a Florida-based catering and special events company where she worked until joining ISM’s executive team. A graduate of Tulane University where she earned a Bachelor of Arts degree in Political Science, Ms. Smith went on to receive an MBA degree from Nova Southeastern University. Ms. Smith is 49 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP

Date: October 4, 2010	/s/ Joseph F. McGuire
Joseph F. McGuire
Chief Financial and Accounting Officer